Exhibit 99.1

Actuant Reports Improved Second Quarter Results; Updates Full Year Guidance

MILWAUKEE--(BUSINESS WIRE)--March 17, 2011--Actuant Corporation (NYSE: ATU) today announced results for its second quarter ended February 28, 2011.

Highlights

  43% year-over-year increase in diluted earnings per share from continuing operations (“EPS”) from $0.21 to $0.30 (excluding prior year restructuring costs - see attached reconciliation of earnings).
  Strong sales momentum continued, with a 13% year-over-year increase in core revenue (total sales less the impact of acquisitions, divestitures and foreign currency rate changes).
  Year-over-year operating profit margin expansion of 90 basis points, excluding prior year restructuring costs.
  Solid capital and debt leverage positions with over $500 million of unused borrowing capacity under the recently amended and expanded credit agreement.
  Completion of the previously announced Mastervolt acquisition and divestiture of the European Electrical business, which repositions the Electrical segment toward higher growth and profitability.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “Actuant had a good second quarter and remains on track to meet full year financial expectations. During the seasonally weak second quarter, demand levels continued to be strong across many markets, resulting in a robust 13% increase in core sales. Operating margins expanded, the fifth consecutive quarter of year-over-year improvement. The higher sales, coupled with solid margin improvement, drove EPS to the top of our second quarter guidance range. In addition to improved financial results this quarter, we finalized the sale of European Electrical and the acquisition of Mastervolt, repositioning our Electrical segment’s growth, margin and innovation trajectory. In summary, we are pleased with Actuant’s fiscal 2011 first half accomplishments.”

Consolidated Results from Continuing Operations

Consolidated sales for the second quarter were $331 million, 24% higher than the comparable prior year quarter. Core sales increased 13% with acquisitions contributing an additional 11% growth. Earnings and EPS from continuing operations in the fiscal 2011 second quarter were $22.1 million and $0.30, respectively, compared to $7.9 million and $0.11 in the comparable prior year quarter. Results for the second quarter of fiscal 2010 included pre-tax restructuring costs (including those reported in cost of products sold) of $10.0 million, or $0.10 per diluted share. Excluding this item, fiscal 2011 second quarter EPS from continuing operations of $0.30 was 43% higher than the $0.21 in the prior year. (See attached reconciliation of earnings.)

Sales for the six months ended February 28, 2011 were $649 million, 20% higher than the $540 million in the comparable prior year period. Excluding the impact of the stronger US dollar (-1%) and acquisitions (+8%), year-to-date core sales increased 13%. Earnings and EPS from continuing operations for the six months ended February 28, 2011 were $48.8 million, or $0.66 per diluted share, compared to $21.2 million, or $0.30 per diluted share for the comparable prior year period. Year-to-date fiscal 2010 results included pre-tax restructuring costs (including those reported in cost of products sold) of $12.8 million, or $0.12 per diluted share. Excluding this item, current year first half diluted EPS grew 57% to $0.66, from $0.42 for the comparable prior year period. (See attached reconciliation of earnings.)

Discontinued Operations

Discontinued operations represent the results for the European Electrical business for all periods presented. The $14.2 million ($0.19 per diluted share) second quarter loss primarily reflects the loss on the sale of European Electrical on February 28, 2011.

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Sales	$88.9	$69.2	$176.3	$134.5
Operating Profit	$20.1	$10.9	$40.3	$24.6
Adjusted Operating Profit(1)	$20.1	$15.8	$40.3	$29.7
Adjusted Operating Profit %(1)	22.7%	22.9%	22.9%	22.1%

(1) Excludes restructuring costs of $4.9 million and $5.1 million for the three and six months ended February 28, 2010.

Second quarter fiscal 2011 Industrial segment sales were $89 million, 28% higher than the prior year. Excluding foreign currency rate changes (+1%), and the benefit of the Integrated Solutions (IS) acquisitions (+12%), Industrial segment core sales increased 15%. The strong growth, despite the normal seasonal slowdown from the first to second quarter, was driven by continued robust global demand across nearly all served markets. Despite margin expansion in the base business, adjusted operating profit margins were slightly lower than the prior year due to unfavorable acquisition related sales mix.

Energy Segment
(US $ in millions)
	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Sales	$61.6	$53.9	$132.3	$117.9
Operating Profit	$6.8	$3.9	$18.7	$15.3
Adjusted Operating Profit(2)	$6.8	$5.6	$18.7	$17.1
Adjusted Operating Profit %(2)	11.0%	10.4%	14.1%	14.5%

(2) Excludes restructuring costs of $1.7 million and $1.8 million for the three and six months ended February 28, 2010.

Fiscal 2011 second quarter year-over-year Energy segment sales increased 14% to $62 million. Excluding the 9% contribution from acquisitions, core sales increased 5% due primarily to higher activity levels in emerging markets and improving seismic and umbilical market demand. Current year second quarter adjusted operating profit margins improved 60 basis points year-over-year due to margin leverage on the higher volumes.

Electrical Segment
(US $ in millions)
	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Sales	$70.2	$54.9	$125.6	$109.0
Operating Profit	$4.9	$4.4	$8.7	$6.6
Adjusted Operating Profit(3)	$4.9	$5.5	$8.7	$9.6
Adjusted Operating Profit %(3)	7.0%	10.1%	6.9%	8.8%

(3) Excludes restructuring costs of $1.1 million and $3.0 million for the three and six months ended February 28, 2010.

Electrical segment fiscal 2011 second quarter sales were $70 million, 28% higher than the comparable prior year quarter. Excluding the Mastervolt acquisition (30%), core sales declined 2% due to lower DIY retail and commercial construction activity. Second quarter adjusted operating profit margin of 7.0% includes higher input costs as well as unfavorable acquisition mix. Mastervolt's results reflect normal second quarter seasonal weakness.

Engineered Solutions Segment
(US $ in millions)
	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Sales	$110.0	$89.4	$214.9	$178.6
Operating Profit	$13.4	$4.0	$27.2	$9.1
Adjusted Operating Profit(4)	$13.4	$6.0	$27.2	$11.5
Adjusted Operating Profit %(4)	12.2%	6.7%	12.7%	6.4%

(4) Excludes restructuring costs of $2.0 million and $2.4 million for the three and six months ended February 28, 2010.

Second quarter fiscal 2011 Engineered Solutions segment sales increased 23% from the prior year to $110 million. Excluding the impact of the stronger U.S. dollar (-2%), year-over-year core sales grew 25%. Second quarter sales reflected strong demand from the global heavy-duty truck, agriculture, construction equipment and defense markets. Second quarter adjusted operating margins increased 550 basis points year-over-year due to margin leverage on the higher volumes and restructuring driven cost reductions.

Corporate

Corporate expenses for the second quarter of fiscal 2011 were $8.3 million, approximately equal to the first quarter. The increase of approximately $2.7 million from the prior year was due to higher 401(k), salary and incentive compensation costs compared to last year’s recessionary levels, as well as growth and acquisition investments.

Financial Position

Net debt at February 28, 2011 was $468 million (total debt of $508 million less $40 million of cash), an increase of $145 million from the beginning of the quarter. During the quarter, the Company deployed approximately $158 million of capital to fund the Mastervolt acquisition, incurred $5 million of debt issuance costs for upsizing and extending its senior credit agreement and received approximately $5 million in proceeds from the divestiture of European Electrical. Cash flow from operations of $14 million during the quarter improved modestly from the prior year, and reflected a net investment in working capital during the quarter to support business growth.

Outlook

Arzbaecher added, “At the mid-point of fiscal 2011, we are pleased with our financial performance, notably year-over-year year-to-date EPS growth in excess of 50%, excluding prior year restructuring costs. While we expect second half fiscal 2011 year-over-year core sales growth and margin expansion to moderate, overall sales and earnings will continue to grow reflecting sales momentum and the Mastervolt acquisition. Our core sales growth on a year-to-date basis has benefitted from positive global economic conditions. However, these same factors, as well as foreign currency rate changes, have put upward pressure on material and other input costs which we have effectively mitigated to date.

After considering all factors, we are moving our sales and earnings guidance toward the high end of prior guidance ranges. We now expect full year fiscal 2011 revenue of $1.400-$1.425 billion and EPS from continuing operations of $1.50-$1.60. At the mid-point, this represents a 44% improvement over fiscal 2010 results, excluding prior year restructuring costs. Our full year free cash flow forecast remains $140-$150 million, and reflects free cash flow to net earnings conversion in excess of 100%.

We expect third quarter sales to be in the $375-$385 million range. EPS from continuing operations is expected to improve nearly 30% at the mid-point, from $0.35 in the third quarter of fiscal 2010 (excluding restructuring charges) to a range of $0.42-$0.47.

With the solid performance during the first half of our fiscal year and positive market trends, we are optimistic about Actuant’s future. We remain focused on our long-term organic and acquisition driven growth strategies. Our acquisition pipeline is robust and with our strong cash flow and borrowing capacity, we are well positioned financially to capitalize on growth opportunities."

Conference Call Information

An investor conference call is scheduled for 10am CT today, March 17, 2011. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Butler, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$40,400	$40,222
Accounts receivable, net	219,987	185,693
Inventories, net	196,329	146,154
Deferred income taxes	32,919	30,701
Other current assets	19,265	12,578
Current assets of discontinued operations	-	44,802
Total current assets	508,900	460,150

Property, plant and equipment, net	108,665	108,382
Goodwill	802,588	704,889
Other intangible assets, net	422,023	336,978
Other long-term assets	14,336	11,304

Total assets	$1,856,512	$1,621,703

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,155	$-
Trade accounts payable	145,677	130,051
Accrued compensation and benefits	45,391	53,212
Income taxes payable	57,356	50,318
Other current liabilities	63,705	74,561
Current liabilities of discontinued operations	-	37,695
Total current liabilities	313,284	345,837

Long-term debt	507,192	367,380
Deferred income taxes	131,541	110,230
Pension and postretirement benefit accruals	27,735	28,072
Other long-term liabilities	58,367	30,463

Shareholders' equity
Capital stock	13,715	13,610
Additional paid-in capital	(161,066)	(175,157)
Retained earnings	1,002,201	968,373
Accumulated other comprehensive loss	(36,457)	(67,105)
Stock held in trust	(2,023)	(1,934)
Deferred compensation liability	2,023	1,934
Total shareholders' equity	818,393	739,721

Total liabilities and shareholders' equity	$1,856,512	$1,621,703

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2011	2010	2011	2010

Net sales	$330,698	$267,438	$649,110	$540,078
Cost of products sold	205,671	171,075	402,230	343,592
Gross profit	125,027	96,363	246,880	196,486

Selling, administrative and engineering expenses	81,095	73,533	155,287	141,613
Amortization of intangible assets	6,886	5,351	12,975	10,786
Operating profit	37,046	17,479	78,618	44,087

Financing costs, net	8,238	7,798	15,790	16,336
Other expense (income), net	497	(234)	945	47
Earnings from continuing operations before income
tax expense	28,311	9,915	61,883	27,704

Income tax expense	6,169	2,020	13,080	6,549
Earnings from continuing operations	22,142	7,895	48,803	21,155
Loss from discontinued operations, net of income taxes	(14,213)	(738)	(14,984)	(2,144)
Net earnings	$7,929	$7,157	$33,819	$19,011

Earnings from continuing operations per share
Basic	$0.32	$0.12	$0.72	$0.31
Diluted	0.30	0.11	0.66	0.30

Earnings per share
Basic	$0.12	$0.11	$0.50	$0.28
Diluted	0.11	0.10	0.46	0.27

Weighted average common shares outstanding
Basic	68,270	67,595	68,135	67,569
Diluted	75,495	74,068	75,186	74,040

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2011	2010	2011	2010
Operating Activities
Net earnings	$7,929	$7,157	$33,819	$19,011
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,883	14,828	25,184	27,015
Net loss (gain) on disposal of businesses	13,742	(334)	13,742	(334)
Stock-based compensation expense	2,399	1,955	4,813	3,898
Provision (benefit) for deferred income taxes	(716)	271	(1,390)	527
Amortization of debt discount and debt issuance costs	941	997	1,914	1,959
Other non-cash adjustments	(275)	(643)	(46)	(412)
Changes in components of working capital and other:
Accounts receivable	2,191	(3,931)	(8,569)	(11,963)
Expiration of accounts receivable securitization program	-	-	-	(37,106)
Inventories	(16,882)	(959)	(25,592)	(5,359)
Prepaid expenses and other assets	3,408	2,258	3,593	2,288
Trade accounts payable	(6,589)	(350)	(6,304)	12,089
Income taxes payable	3,231	(5,905)	5,270	3,534
Accrued compensation and benefits	5,521	6,503	(9,419)	8,293
Other accrued liabilities	(13,973)	(10,742)	(16,719)	(5,556)
Net cash provided by operating activities	13,810	11,105	20,296	17,884

Investing Activities
Proceeds from sale of property, plant and equipment	207	408	266	683
Proceeds from sale of businesses, net of transaction costs	3,463	7,516	3,463	7,516
Capital expenditures	(4,214)	(3,598)	(8,291)	(6,776)
Business acquisitions, net of cash acquired	(158,207)	(2,000)	(158,533)	(2,000)
Net cash provided by (used in) investing activities	(158,751)	2,326	(163,095)	(577)

Financing Activities
Net borrowings (repayments) on revolving credit facilities	41,155	(10,621)	41,169	11,761
Issuance of term loan	100,000	-	100,000	-
Repurchases of 2% Convertible Notes	-	-	(34)	(22,894)
Debt issuance costs	(5,197)	-	(5,197)	-
Stock option exercises and related tax benefits	3,260	523	6,813	1,010
Cash dividend	-	-	(2,716)	(2,702)
Net cash provided by (used in) financing activities	139,218	(10,098)	140,035	(12,825)

Effect of exchange rate changes on cash	1,913	(1,445)	2,942	(157)
Net increase (decrease) in cash and cash equivalents	(3,810)	1,888	178	4,325
Cash and cash equivalents - beginning of period	44,210	13,822	40,222	11,385
Cash and cash equivalents - end of period	$40,400	$15,710	$40,400	$15,710

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$65,308	$69,235	$79,744	$85,696	$299,983	$87,392	$88,935			$176,327
ENERGY SEGMENT	64,065	53,862	56,645	61,151	235,723	70,743	61,587			132,330
ELECTRICAL SEGMENT	54,065	54,927	61,967	62,743	233,702	55,396	70,176			125,572
ENGINEERED SOLUTIONS SEGMENT	89,202	89,414	111,712	100,772	391,100	104,881	110,000			214,881
TOTAL	$272,640	$267,438	$310,068	$310,362	$1,160,508	$318,412	$330,698	$-	$-	$649,110

% SALES GROWTH
INDUSTRIAL SEGMENT	-28%	-3%	27%	39%	5%	34%	28%			31%
ENERGY SEGMENT	-13%	-10%	-9%	-4%	-9%	10%	14%			12%
ELECTRICAL SEGMENT	-20%	-8%	10%	7%	-3%	2%	28%			15%
ENGINEERED SOLUTIONS SEGMENT	-14%	23%	46%	31%	19%	18%	23%			20%
TOTAL	-19%	1%	20%	19%	4%	17%	24%			20%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187	$20,149			$40,336
ENERGY SEGMENT	11,502	5,615	7,326	8,283	32,726	11,858	6,792			18,650
ELECTRICAL SEGMENT	4,073	5,539	7,309	7,446	24,367	3,760	4,945			8,705
ENGINEERED SOLUTIONS SEGMENT	5,481	6,007	13,554	10,242	35,284	13,802	13,425			27,227
CORPORATE / GENERAL	(5,471)	(5,561)	(7,351)	(7,710)	(26,093)	(8,035)	(8,265)			(16,300)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$29,439	$27,447	$41,541	$40,039	$138,466	$41,572	$37,046	$-	$-	$78,618
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-	-			-
TOTAL	$26,608	$17,479	$40,093	$37,592	$121,772	$41,572	$37,046	$-	$-	$78,618

OPERATING PROFIT %
INDUSTRIAL SEGMENT	21.2%	22.9%	26.0%	25.4%	24.1%	23.1%	22.7%			22.9%
ENERGY SEGMENT	18.0%	10.4%	12.9%	13.5%	13.9%	16.8%	11.0%			14.1%
ELECTRICAL SEGMENT	7.5%	10.1%	11.8%	11.9%	10.4%	6.8%	7.0%			6.9%
ENGINEERED SOLUTIONS SEGMENT	6.1%	6.7%	12.1%	10.2%	9.0%	13.2%	12.2%			12.7%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	10.8%	10.3%	13.4%	12.9%	11.9%	13.1%	11.2%			12.1%

EBITDA
INDUSTRIAL SEGMENT	$15,633	$16,639	$21,632	$24,268	$78,172	$22,449	$22,245			$44,694
ENERGY SEGMENT	15,493	10,072	11,353	11,731	48,649	15,745	10,475			26,220
ELECTRICAL SEGMENT	5,675	6,988	8,632	8,876	30,171	5,067	8,075			13,142
ENGINEERED SOLUTIONS SEGMENT	8,981	10,168	17,373	14,379	50,901	17,184	16,346			33,530
CORPORATE / GENERAL	(4,771)	(4,339)	(6,542)	(7,252)	(22,904)	(7,161)	(7,709)			(14,870)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$49,432	$-	$-	$102,716
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-	-			-
TOTAL	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$49,432	$-	$-	$102,716

EBITDA %
INDUSTRIAL SEGMENT	23.9%	24.0%	27.1%	28.3%	26.1%	25.7%	25.0%			25.3%
ENERGY SEGMENT	24.2%	18.7%	20.0%	19.2%	20.6%	22.3%	17.0%			19.8%
ELECTRICAL SEGMENT	10.5%	12.7%	13.9%	14.1%	12.9%	9.1%	11.5%			10.5%
ENGINEERED SOLUTIONS SEGMENT	10.1%	11.4%	15.6%	14.3%	13.0%	16.4%	14.9%			15.6%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	15.0%	14.8%	16.9%	16.8%	15.9%	16.7%	14.9%			15.8%

ACTUANT CORPORATION
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
OPERATING PROFIT (LOSS), EXCLUDING RESTRUCTURING CHARGES

INDUSTRIAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$13,676	$10,937	$20,374	$21,357	$66,344	$20,187	$20,149			$40,336
RESTRUCTURING CHARGES	178	4,910	329	421	5,838	-	-			-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187	$20,149	$-	$-	$40,336

ENERGY SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$11,359	$3,922	$7,203	$8,218	$30,702	$11,858	$6,792			$18,650
RESTRUCTURING CHARGES	143	1,693	123	65	2,024	-	-			-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$11,502	$5,615	$7,326	$8,283	$32,726	$11,858	$6,792	$-	$-	$18,650

ELECTRICAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$2,186	$4,373	$6,775	$6,519	$19,853	$3,760	$4,945			$8,705
RESTRUCTURING CHARGES	1,887	1,166	534	927	4,514	-	-			-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$4,073	$5,539	$7,309	$7,446	$24,367	$3,760	$4,945	$-	$-	$8,705

ENGINEERED SOLUTIONS
OPERATING PROFIT (GAAP MEASURE)	$5,053	$3,995	$13,170	$9,463	$31,681	$13,802	$13,425			$27,227
RESTRUCTURING CHARGES	428	2,012	384	779	3,603	-	-			-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$5,481	$6,007	$13,554	$10,242	$35,284	$13,802	$13,425	$-	$-	$27,227

CORPORATE
OPERATING LOSS (GAAP MEASURE)	$(5,666)	$(5,748)	$(7,429)	$(7,965)	$(26,808)	$(8,035)	$(8,265)			$(16,300)
RESTRUCTURING CHARGES	195	187	78	255	715	-	-			-
ADJUSTED OPERATING LOSS (NON-GAAP MEASURE)	$(5,471)	$(5,561)	$(7,351)	$(7,710)	$(26,093)	$(8,035)	$(8,265)	$-	$-	$(16,300)

NET EARNINGS (LOSS), EXCLUDING RESTRUCTURING CHARGES,
INCOME TAX ADJUSTMENTS AND DISCONTINUED OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890	$7,929			$33,819
RESTRUCTURING CHARGES, NET OF INCOME TAX	1,804	6,863	1,069	1,938	11,674	-	-			-
INCOME TAX ADJUSTMENTS	-	-	632	-	632	-	-			-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	1,853	37,723	41,720	771	14,213			14,984
TOTAL (NON-GAAP MEASURE)	$15,064	$14,758	$25,389	$22,847	$78,057	$26,661	$22,142	$-	$-	$48,803

DILUTED EARNINGS (LOSS) PER SHARE, EXCLUDING RESTRUCTURING
CHARGES, INCOME TAX ADJUSTMENTS, AND DISCONTINUED
OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.17	$0.10	$0.30	$(0.22)	$0.35	$0.35	$0.11			$0.46
RESTRUCTURING CHARGES, NET OF INCOME TAX	0.02	0.10	0.01	0.02	0.16	-	-			-
INCOME TAX ADJUSTMENTS	-	-	0.01	-	0.01	-	-			-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	0.02	0.01	0.03	0.51	0.56	0.01	0.19			0.20
TOTAL (NON-GAAP MEASURE)	$0.21	$0.21	$0.35	$0.31	$1.08	$0.36	$0.30	$-	$-	$0.66

EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890	$7,929			$33,819
FINANCING COSTS, NET	8,538	7,798	7,779	7,744	31,859	7,552	8,238			15,790
INCOME TAX EXPENSE	4,529	2,020	3,706	8,590	18,846	6,911	6,169			13,080
DEPRECIATION & AMORTIZATION	11,853	11,847	11,222	12,312	47,234	12,160	12,883			25,043
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	6,458	37,723	46,325	771	14,213			14,984
EBITDA (NON-GAAP MEASURE)	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$49,432	$-	$-	$102,716
RESTRUCTURING CHARGES	2,831	9,968	1,448	2,447	16,694	-	-			-
EBITDA (NON-GAAP MEASURE) - EXCLUDING DISCONTINUED
OPERATIONS AND RESTRUCTURING CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$49,432	$-	$-	$102,716

ACTUANT CORPORATION
FOOTNOTES FOR SUPPLEMENTAL UNAUDITED DATA AND RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	As a result of the global economic downturn in 2009, the Company implemented various restructuring initiatives aimed at reducing its cost structure and improving operational performance. These restructuring actions were substantially completed at August 31, 2010. Fiscal 2011 first and second quarter operating results include $461 and $359 of restructuring charges, respectively, which are included in segment operating profit, EBITDA and earnings per share, as the amounts are not significant. However, fiscal 2010 operating profit, EBITDA and earnings per share amounts exclude restructuring charges for comparability purposes.

A summary of restructuring charges included in cost of products sold is as follows:

		FISCAL 2010					FISCAL 2011
		Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

	Restructuring - cost of products sold	$54	$692	$92	$259	$1,097	$-	$-	$-	$-	$-

(2)

Net earnings and diluted earnings per share excluding restructuring charges (2010 only), income tax adjustments and discontinued operations represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components may not equal due to rounding.

(3)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and discontinued operations.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer, Director, Investor Relations
262-373-7462